EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post-effective Amendment No. 2 to Registration Statement No. 333-137675 on Form S-3 and Registration Statement Nos. 333-11503, 333-91531, 333-100038, 333-100039, and 333-110784 on Form S-8 of our report dated September 10, 2007 (December 21, 2007 as to Notes 2, 6 and 15) relating to the consolidated financial statements and financial statement schedule of LSI Industries Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” on July 1, 2005) and of our report dated September 10, 2007, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Cincinnati, Ohio December 21, 2007